Exhibit 99.16

Statutory auditor’s report to the general meeting of Warehouses De Pauw NV on the financial statements for the financial year ended December 31, 2025

As part of the statutory audit of the financial statements of Warehouses De Pauw NV (the “Company”), we hereby submit our statutory auditor’s report to you. This report includes our report on the financial statements and addresses the other requirements set forth by law and regulations. This constitutes a single, indivisible document.

We were appointed as statutory auditors by the general meeting of April 30, 2025, in accordance with the proposal of the board of directors made upon the recommendation of the audit committee. Our mandate expires on the date of the general meeting that considers the financial statements for the year ended December 31, 2027. This is the first year that we have conducted the statutory audit of the Company’s financial statements.

Report on the financial statements

Unqualified opinion

We have conducted the statutory audit of the Company’s financial statements for the financial year ended December 31, 2025 prepared in accordance with the International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board and as adopted by the European Union and with the legal and regulatory requirements applicable in Belgium. These financial statements comprise the balance sheet as of December 31, 2025, as well as the income statement, the statement of comprehensive income, the statement of changes in equity and the cash flow statement for the financial year ended on that date along with the notes containing the significant accounting policies and other explanatory information. The balance sheet total amounts to KEUR 8,646,692 and the income statement shows a profit for the financial year of KEUR 353,918.

In our opinion, the financial statements present fairly the Company’s financial position as of December 31, 2025, as well as of its results for the financial year ended on that date, in accordance with the IFRS accounting standards as issued by the International Accounting Standards Board and as adopted by the European Union and with the legal and regulatory requirements applicable in Belgium.

Basis for the unqualified opinion

We conducted our audit in accordance with the International Standards on Auditing (ISAs) as applicable in Belgium. We also applied the international auditing standards approved by the IAASB that are applicable as of the current reporting date but have not yet been adopted at the national level. Our responsibilities under these standards are further described in the

KPMG Bedrijfsrevisoren – KPMG Réviseurs d’Entreprises, a Belgian BV/SRL and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved.
Document Classification: KPMG Public

Headquarters: Brussels National Airport 1K B- 1930 Zaventem	KPMG Bedrijfsrevisoren – KPMG Réviseurs d’Entreprises BV/SRL Company Number 0419.122.548 VAT BE 0419.122.548 RLE Brussels IBAN: BE 95 0018 4771 0358 BIC: GEBABEBB

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section “Responsibilities of the statutory auditor for the audit of the financial statements” in our report. We have complied with all ethical requirements relevant to the audit of financial statements in Belgium, including those relating to independence.

We have obtained from the Company’s board of directors and management the explanations and information necessary for our audit.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key aspects of the audit

Key audit matters are those matters that in our professional judgment were most significant in the audit of the financial statements for the current reporting period. These matters were addressed in the context of our audit of the financial statements as a whole and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Valuation of investment properties available for lease and investments in affiliated companies

We refer to sections C. “Investment property available for lease” and J. “Investments accounted for using the “equity method”” of the balance sheet, as well as Notes III “Significant valuation policies,” XI “Investment Property — Statement of Changes,” and XV “Investments accounted for using the “equity method”.”

•	Description

The real estate portfolio available for lease consists of both leased buildings and buildings that are ready for lease and are actively held for lease purposes. These buildings are held directly by Warehouses De Pauw NV or indirectly through investments in affiliated companies that appear on the balance sheet as investments in affiliates accounted for using the equity method. As of December 31, 2025, investment property available for lease and investments in affiliated companies amounted to KEUR 2,334,386 and EUR 2,826,828, respectively, representing 59.7% of total assets.

Investment properties available for lease are recognized on the balance sheet date at their fair value. In accordance with the legislation applicable to regulated real estate companies, the fair value of the investment properties is determined quarterly by external real estate experts. Valuing investment properties is complex and requires a high degree of judgment. After all, fair value is determined by selecting the appropriate valuation method and depends on the assumptions used by the external real estate experts when applying this valuation model. Factors such as current market rent, the leasing situation, investment budgets and related

Document Classification: KPMG Public

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Statutory auditor’s report to the general meeting of Warehouses De Pauw NV on the financial statements for the financial year ended December 31, 2025 transaction costs, as well as the nature, condition, and location of the investment property have a significant impact on the estimated fair value.

We have identified the valuation of investment property available for lease and investments in affiliated companies as a key audit matter, as it represents a significant portion of the balance sheet and requires a significant degree of judgment.

•	Our audit procedures

With the assistance of our real estate valuation experts, we performed the following audit procedures:

-	Reviewing recent, independent real estate market reports to gain insight into prevailing market conditions for logistics real estate in which the Company invests.
-	Gained insight into the valuation process used by external real estate experts, including the valuation methods applied and the manner in which management assesses and critically evaluates the work performed by external real estate experts. We assessed the design and implementation of the internal control measures related to the valuation process for investment property available for lease and investments in affiliated companies.
-	We assessed the competence, independence, and integrity of the external real estate experts engaged by management.
-	We obtained the valuation reports prepared by external real estate experts for all investment properties available for lease (including those held indirectly through investments in affiliated companies) and compared the fair values included therein with the accounting records and the financial statements.
-	For a sample of selected properties, we critically assessed the appropriateness of the key assumptions — including yields and estimated rental values — by comparing these assumptions with available external industry data.
-	On a sample basis we compared the key data used by external real estate experts to determine the fair value with the rental income and other relevant characteristics of the underlying lease and usage agreements.
-	On a sample basis we tested the computational accuracy of the valuation model used by the external real estate experts.
-	Assessed the appropriateness and completeness of the disclosures in the financial statements regarding investment property available for lease, and verified whether they adequately reflect the valuation risk, including the valuation methods applied and the key assumptions used.

Document Classification: KPMG Public

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Statutory auditor’s report to the general meeting of Warehouses De Pauw NV on the financial statements for the financial year ended December 31, 2025

Other matters

The Company’s financial statements for the financial year ended December 31, 2024 were audited by another statutory auditor who issued an unqualified opinion on these financial statements on March 26, 2025.

Responsibilities of the board of directors for the preparation of the financial statements

The board of directors is responsible for preparing financial statements that present a true and fair view in accordance with the accounting framework applicable in Belgium, as well as for the internal controls that the board of directors deems necessary to ensure that the financial statements are free from material misstatements resulting from fraud or error.

In preparing the financial statements the board of directors is responsible for assessing the Company’s ability to continue as a going concern, disclosing, if applicable, matters related to going concern, and applying the going concern assumption, unless the board of directors intends to liquidate the Company or to cease its business operations or has no realistic alternative but to do so.

Responsibilities of the statutory auditor for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement whether due to fraud or error and to issue a statutory auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements may arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken based on these financial statements.

In conducting our audit, we comply with the legal, regulatory and professional standards applicable to the audit of financial statements in Belgium. However, a statutory audit of the financial statements does not provide assurance regarding the Company’s future viability, nor regarding the efficiency or effectiveness with which the board of directors has managed or will manage the Company’s operations. Our responsibilities regarding the going concern assumption applied by the board of directors are described below.

As part of an audit conducted in accordance with ISAs, we exercise professional judgment and maintain a critical professional attitude throughout the audit. We also perform the following procedures:

Document Classification: KPMG Public

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Statutory auditor’s report to the general meeting of Warehouses De Pauw NV on the financial statements for the financial year ended December 31, 2025

•	identifying and assessing the risks that the financial statements contain a material misstatement resulting from fraud or error, determining and performing audit procedures responsive to those risks and obtaining audit evidence that is sufficient and appropriate as a basis for our opinion. The risk of failing to detect a material misstatement is greater if the misstatement results from fraud than if it results from error, because fraud may involve collusion, forgery, the intentional omission of transactions, the intentional misrepresentation of facts or the circumvention of internal controls;
•	obtaining an understanding of the internal controls relevant to the audit, with the objective of designing audit procedures that are appropriate in the circumstances but that are not intended to express an opinion on the effectiveness of the Company’s internal controls;
•	evaluating the appropriateness of the accounting principles applied and assessing the reasonableness of the estimates made by the board of directos and the related disclosures;
•	determining whether the going concern assumption applied by the board of directors is acceptable, and determining, based on the audit evidence obtained, whether there is a material uncertainty regarding events or circumstances that could cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our statutory auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our statutory auditor’s report. However, future events or circumstances could result in the Company no longer being able to maintain its going concern;
•	evaluating the overall presentation, structure, and content of the financial statements, and whether the financial statements present the underlying transactions and events in a manner that results in a true and fair view.

We communicate with the audit committee regarding, among other things, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the audit committee with a statement confirming that we have complied with the relevant ethical requirements regarding independence, and we communicate with them regarding all relationships and other matters that could reasonably affect our independence and, where applicable, regarding the

Document Classification: KPMG Public

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Statutory auditor’s report to the general meeting of Warehouses De Pauw NV on the financial statements for the financial year ended December 31, 2025 related measures taken to safeguard our independence.

From the matters communicated to the audit committee, we determine those that were most significant in the audit of the financial statements for the current reporting period, and that therefore constitute the key audit matters. We describe these matters in our report, unless disclosure of these matters is prohibited by law or regulation.

Other legal and regulatory requirements

Responsibilities of the board of directors

The board of directors is responsible for the preparation and content of the annual report, for the preparation and content of the documents required to be filed in accordance with legal and regulatory requirements, for compliance with the legal and regulatory requirements applicable to the maintenance of accounting records, as well as for compliance with the Code of companies and associations and the Company’s articles of incorporation.

Responsibilities of the statutory auditor

As part of our engagement and in accordance with the Belgian supplementary standard to the International Standards on Auditing (ISAs) applicable in Belgium, it is our responsibility to verify, in all material respects, the annual report, certain documents required to be filed in accordance with the legal and regulatory requirements, as well as compliance with certain obligations under the Code of companies and associations and the Company’s articles of incorporation, and to report on these matters.

Aspects concerning the annual report

After performing specific procedures on the annual report, we are of the opinion that this annual report is consistent with the financial statements for the same financial year and has been prepared in accordance with Articles 3:5 and 3:6 of the Code of companies and associations.

In the context of our audit of the financial statements, we are also responsible for considering, in particular based on the knowledge obtained during the audit, whether the annual report contains any material misstatement, whether information is misstated or otherwise misleading. In light of the work we have performed, we have no material misstatement to report to you.

Statement regarding the social balance sheet

The social balance sheet to be filed with the National Bank of Belgium in accordance with Article 3:12 §1 8° of the Code of companies and associations contains, in both form and content, all the information required by this Code, including that relating to wages and training, and contains no material

Document Classification: KPMG Public

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Statutory auditor’s report to the general meeting of Warehouses De Pauw NV on the financial statements for the financial year ended December 31, 2025 inconsistencies with respect to the information available to us in the context of our engagement.

Statements regarding independence

•	Our audit firm and our network have not performed any engagements that are incompatible with the statutory audit of the financial statements, and our audit firm has remained independent of the Company throughout the course of our engagement.
•	The fees for the additional engagements that are compatible with the statutory audit of the financial statements as referred to in Article 3:65 of the Code of companies and associations were correctly disclosed and itemized in the notes to the financial statements.

Other disclosures

•	Notwithstanding minor formalities, the accounting records were maintained in accordance with the legal and regulatory requirements applicable in Belgium.
•	We have no transactions or decisions to report to you that were carried out or made in violation of the articles of incorporation or the Code of companies and associations.
•	This report is consistent with our supplementary statement to the audit committee as referred to in Article 11 of Regulation (EU) No. 537/2014.

•         We have assessed the financial implications for the Company of the decision regarding the conflict of interest as described in the resolutions of the board of directors and have nothing to report in this regard.

•	The appropriation of results, which is proposed to the general meeting, complies with the legal provisions and the articles of incorporation.

Zaventem, March 26, 2026

KPMG Auditors, Statutory
Auditor, represented by

Filip De Bock
Auditor

Document Classification: KPMG Public

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